Exhibit 4.1

DATED JULY 1, 2013

SIEMENS AG

and

SIEMENS INTERNATIONAL HOLDING B.V.

and

NOKIA FINANCE INTERNATIONAL B.V.

and

NOKIA CORPORATION

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in Nokia Siemens Networks B.V.

Exhibit 4.1

22.	Counterparts	32

23.	Invalidity	33

24.	Contracts (Rights of Third Parties) Act 1999	33

25.	Choice of governing law	33

26.	Jurisdiction	33

27.	Agent for service	34

28.	Language	35

SCHEDULES

Exhibit 4.1

THIS AGREEMENT is made on                2013

PARTIES:

1.	SIEMENS AG, a company incorporated in and registered in the Commercial Register of the Local Court of Munich (registration HRB 6684) and in the Commercial Register of the Local Court of Berlin (registration HRB 12300), with its registered office at Wittelsbacherplatz 2, 80333, Munich, Germany (“Siemens”);

AND

2.	SIEMENS INTERNATIONAL HOLDING B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), registered with the trade register of the Dutch Chamber of Commerce under number 27044420, with corporate seat in ‘s-Gravenhage, the Netherlands and with registered office at Prinses Beatrixlaan 800, 2595 BN ‘s-Gravenhage, the Netherlands (“Siemens International” and together with Siemens, the “Sellers”);

AND

3.	NOKIA FINANCE INTERNATIONAL B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansrakelijkheid), registered with the trade register of the Dutch Chamber of Commerce under number 33229670, with corporate seat in Haarlem, the Netherlands and with registered office Laan van Oversteen 14A, 2289 CX Rijswijk Zh, the Netherlands (the “Purchaser”);

AND

4.	NOKIA CORPORATION, a company incorporated in Finland (Business ID number 0112038-9) and whose registered office is at Keilalahdentie 4, P.O. Box 226, FIN-00045 NOKIA GROUP, Espoo, Finland (“Nokia Corporation”),

together, the “parties”.

BACKGROUND:

The Sellers have agreed to sell and the Purchaser has agreed to purchase and pay for the Shares and the CP Shares (each as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“Acquisition Facility B1”	means the loan facility made available under the Acquisition Facility B1 Agreement as described in clause 2.1 thereof;

“Acquisition Facility B2”	means the loan facility made available under the Acquisition Facility B2 Agreement as described in clause 2.1 thereof;

“Acquisition Facility B3”	means the loan facility made available under the Acquisition Facility B3 Agreement as described in clause 2.1 thereof;

“Acquisition Facility Agreements”	means the Acquisition Facility B1 Agreement, the Acquisition Facility B2 Agreement and the Acquisition Facility B3 Agreement;

“Acquisition Facility B1 Agreement”	means the EUR 400,000,000 Bridge Facility Agreement dated on or around the date of this Agreement and made between, among others, the Purchaser as borrower and J.P. Morgan Limited as arranger;

“Acquisition Facility B2 Agreement”	means the EUR 300,000,000 Bridge Facility Agreement dated on or around the date of this Agreement and made between, among others, the Purchaser as borrower and J.P. Morgan Limited as arranger ;

“Acquisition Facility B3 Agreement”	means the EUR 500,000,000 Bridge Facility Agreement dated on or around the date of this Agreement and made between, among others, the Purchaser as borrower and J.P. Morgan Limited as arranger ;

“Acquisition Finance Document”	means any Finance Document so defined or designated under any one of the Acquisition Facility Agreements (together, the “Acquisition Finance Documents”);

“Books and Records”	means all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium;

“B Shares”	means the class B shares with a par value of €4.00 in the capital of the Company;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general non-automated business in each of Amsterdam, the Netherlands, Helsinki, Finland, Munich, Germany, London, UK and, in relation to any date for payment of EURO, which is a TARGET Day;

“CADE”	has the meaning given in sub-clause 3.1(A);

“Cash Consideration”	means the €1,200,000,000 (in words: one billion two hundred million) consideration payable in accordance with clauses 4 and 5 and the relevant provisions of Schedule 2 (Completion Arrangements);

“Certain Funds Drawstop Default”	means a Facility B1 Certain Funds Drawstop Default, a Facility B2 Certain Funds Drawstop Default and a Facility B3 Certain Funds Drawstop Default ;

“Certain Funds Period”	means the period from the date of this Agreement until and including the Completion Date;

“Certain Funds Representations”	means a Facility B1 Certain Funds Representation, a Facility B2 Certain Funds Representation and a Facility B3 Certain Funds Representation ;

“Certain Funds Undertakings”	means a Facility B1 Certain Funds Undertaking, a Facility B2 Certain Funds Undertaking and a Facility B3 Certain Funds Undertaking;

“Certain Funds Utilisation”	means a Certain Funds Utilisation as defined in the Acquisition Facility B1 Agreement, a Certain Funds Utilisation as defined in the Acquisition Facility B2 Agreement and/or a Certain Funds Utilisation as defined in the Acquisition Facility B3 Agreement ;

“Commitments”	means the Commitments as defined in the Acquisition Facility B1 Agreement, the Commitments as defined in the Acquisition Facility B2 Agreement and the Commitments as defined in the Acquisition Facility B3 Agreement being, in aggregate, EUR 1,200,000,000 ;

“Company”	means Nokia Siemens Networks B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) with registered number 34259706 and whose registered office is at Werner von Siemensstraat 7, 2712 PN Zoetermeer, the Netherlands;

“Completion”	means completion of the sale and purchase of the Shares and the CP Shares under and in accordance with this Agreement;

“Completion Date”	means fifteen calendar days following the day on which the last in time of the conditions set forth in sub-clause 3.1 shall have been satisfied or waived in accordance with sub-clause 3.6 (or, if such date is not a Business Day, the next following Business Day);

“Consideration”	has the meaning given in sub-clause 4.1;

“Contract Side Letter”	means the side letter substantially in the form set out in Schedule 15 (Contract Side Letter);

“CP Shares”	means the CPB Shares and the CPD Shares set out against each of the Sellers’ names in Schedule 4 (Sale and Purchase of the Shares and the CP Shares);

“CPB Shares”	means the class cumulative preference B shares with a par value of €0.01 in the capital of the Company;

“CPD Shares”	means the class cumulative preference D shares with a par value of €0.01 in the capital of the Company;

“D Shares”	means the class D shares with a par value of €1.00 in the capital of the Company;

“Deed of Articles of Association”	means the deed of amendment to the articles of association of the Company substantially in the form set out in Schedule 8 (Deed of Articles of Association);

“Deed of Pledge”	means the deed of pledge substantially in the form set out in Schedule 9 (Deed of Pledge);

“Deed of Termination and Release”	means the deed of termination and release substantially in the form set out in Schedule 5 (Deed of Termination and Release);

“Deed of Transfer”	means the notarial deed of sale, purchase and transfer in respect of the Shares and the CP Shares, substantially in the form as set out in Schedule 7 (Deed of Transfer);

“Facility B1 Certain Funds Drawstop Default”	means a Major Event of Default under and as defined in the Acquisition Facility B1 Agreement;

“Facility B2 Certain Funds Drawstop Default”	means a Major Event of Default under and as defined in the Acquisition Facility B2 Agreement;

“Facility B3 Certain Funds Drawstop Default”	means a Major Event of Default under and as defined in the Acquisition Facility B3 Agreement;

“Facility B1 Certain Funds Representations”	means the Major Representations under and as defined in the Acquisition Facility B1 Agreement;

“Facility B2 Certain Funds Representations”	means the Major Representations under and as defined in the Acquisition Facility B2 Agreement;

“Facility B3 Certain Funds Representations”	means the Major Representations under and as defined in the Acquisition Facility B3 Agreement;

“Facility B1 Certain Funds Undertakings”	means the Major Undertakings under and as defined in the Acquisition Facility B1 Agreement;

“Facility B2 Certain Funds Undertakings”	means the Major Undertakings under and as defined in the Acquisition Facility B2 Agreement;

“Facility B3 Certain Funds Undertakings”	means the Major Undertakings under and as defined in the Acquisition Facility B3 Agreement;

“Finance Party”	means any Finance Party as defined in the Acquisition Facility B1 Agreement, any Finance Party as defined in the Acquisition Facility B2 Agreement or any Finance Party as defined in the Acquisition Facility B3 Agreement (together, the “Finance Parties”);

“Governmental Authority”	means any government or political subdivision or any court, arbitral body, administrative agency or commission or other governmental or other regulatory body or authority or agency, federal, state, local, transnational or foreign (whether within or outside the United Kingdom);

“Group”	means the Company and its subsidiaries and subsidiary undertakings from time to time;

“IPR Agreement Assignment Letter”	means the IPR Agreement assignment letter substantially in the form set out in Schedule 10 (IPR Assignment Letter);

“Lender”	means any Lender as defined in the Acquisition Facility B1 Agreement, any Lender as defined in the Acquisition Facility B2 Agreement or any Lender as defined in the Acquisition Facility B3 Agreement (together, the “Lenders”);

“Loan Note Instrument”	means the loan note instrument in the form set out in Schedule 6 (Loan Note Instrument) to be issued by the Purchaser (and guaranteed by Nokia Corporation) constituting €500,000,000 Loan Notes (as defined in such instrument) due 2014;

“Long Stop Date”	means 15 December 2013;

“Name Affix”	means any addendum (such as “A Siemens Company”) which is used in connection with a commercial designation;

“Noednett Claim”	has the meaning given in the Deed of Termination and Release;

“Noednett Consent Award”	means the consent award in relation to the termination of the Noednett arbitration substantially in the form set out in Schedule 11 (Noednett Consent Award);

“Nokia Group”	means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company from time to time (excluding, for the avoidance of doubt, the Company and each other member of the Group prior to Completion, and including, for the avoidance of doubt, the Company and each other member of the Group following Completion);

“Notary De Brauw”	means Professor Martin van Olffen, a civil law notary (notaris), practising with De Brauw Blackstone Westbroek N.V., or his deputy, substitute or successor in office;

“Notary Houthoff Buruma”	Philippe Konig, a civil-law notary (notaris), practising with Houthoff Buruma Coöperatief U.A., or his deputy, substitute or successor in office;

“OTE Settlement Agreement”	means the settlement agreement in relation to the claim involving Hellenic Telecommunications Organization (OTE S.A.) dated 28 June 2013 between Siemens and the Company;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Sellers’ Account(s)”	means such account or accounts as the Sellers may notify the Purchaser in writing at least five Business Days prior to the Completion Date;

“Sellers’ Group”	means Siemens and its subsidiaries and subsidiary undertakings, any holding company of Siemens and all other subsidiaries and subsidiary undertakings of any such holding company from time to time (including, for the avoidance of doubt, Siemens International and excluding, for the avoidance of doubt, the Company and each other member of the Group);

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shareholders’ Agreement”	means the amended and restated shareholders’ agreement between the Sellers, the Purchaser, Nokia Corporation and the Company dated 29 September 2011;

“Share Purchase Documents”	means this Agreement, the Deed of Transfer, the

Deed of Termination and Release, the Loan Note Instrument, the Deed of Pledge, the Noednett Consent Award, the OTE Settlement Agreement, the Tax Letter, the Deed of Articles of Association, the IPR Agreement Assignment Letter, the Contract Side Letter and any and all other agreements entered into pursuant to this Agreement;

“Shares”	means the B Shares and the D Shares set out against each of the Sellers’ names in Schedule 4 (Sale and Purchase of the Shares and the CP Shares);

“Siemens Designation”	means any designation “Siemens”, “Si”, any similar reference to the designation “Siemens”, any abbreviations thereof which are confusingly similar thereto and/or any word or logo which is confusingly similar thereto;

“TARGET Day”	means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 is open for the settlement of payments in EURO;

“Tax”	has the meaning given in the Tax Deed;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax;

“Tax Deed”	means the tax deed dated 3 April 2007 between Nokia Corporation, the Purchaser, Siemens and the Company as it may be amended from time to time;

“Tax Letter”	means the letter dated the same date as this Agreement between Siemens and Nokia Corporation in relation to Section 22 of the Umwandlungssteuergesetz;

“Utilisation Request”	means any Utilisation Request as defined in the Acquisition Facility B1 Agreement, any Utilisation Request as defined in the Acquisition Facility B2 Agreement or any Utilisation Request as defined in the Acquisition Facility B3 Agreement (together, the “Utilisation Requests”);

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by each of the Sellers; and

“Working Hours”	means 9.30 a.m. to 5 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	the expressions “body corporate”, “holding company”, “subsidiary”, and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006;

(B)	references to the awareness of the Sellers shall be limited to the knowledge of Ms Sigrid Dengler, after due enquiry of the members of her department, and Mr Anton Steiger;

(C)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(D)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(E)	the Schedules hereto form an integral part of this Agreement. Any reference to this Agreement shall include the Schedules hereto; and

(F)	any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)	the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;

(which amount and timing is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred.

2.	Sale and purchase

2.1	Each of the Sellers shall sell, with full title guarantee, and the Purchaser shall purchase the Shares and CP Shares as set out opposite their respective names in Schedule 4 (Sale and Purchase of the Shares and the CP Shares). The Shares and the CP Shares shall be sold and purchased free from all liens, charges and encumbrances and from all other rights exercisable by third parties, together with all rights of any nature attached or accruing to them at Completion, including, without limitation, all rights to any dividends or other distributions declared, paid or made after Completion.

2.2	Each of the Sellers waives all rights of pre emption over any of the Shares or CP Shares conferred upon it by the Shareholders’ Agreement, the articles of association of the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares or CP Shares are waived.

3.	Conditions and Termination for Failure of Conditions

3.1	The sale and purchase of the Shares and the CP Shares pursuant to this Agreement are in all respects conditional upon:

(A)	receipt of approval of the Conselho Administrativo de Defesa Econômica (“CADE”) under Article 88 of the Brazilian Competition Act (Law No. 12,529 of 2011) of the transactions contemplated by this Agreement; and

(B)	receipt of the irrevocable approval of the terms of this Agreement and the transactions contemplated herein by Siemens’ supervisory board (Aufsichtsrat), which irrevocable approval shall not be rescinded or modified in any respect.

3.2	The Purchaser shall procure that the condition set out in sub-clause 3.1(A) is fulfilled as soon as is reasonably practicable after the date of this Agreement and, in any event, before the Long Stop Date, provided that (i) the Sellers shall not take any action that may frustrate the Purchaser’s ability to satisfy its obligations pursuant to this sub-clause 3.2 (without prejudice to, and subject to, its rights under sub-clause 3.3) and (ii) the Purchaser shall not be deemed to be in breach of its obligations under this sub-clause 3.2 if such breach results from a breach by any of the Sellers of their obligations under sub-clause 3.4.

3.3	The Purchaser shall:

(A)	procure that the filing of the notification to be made in connection with the merger clearance required by sub-clause 3.1(A) is made (and any associated fees are paid) as soon as practicable after the date of this Agreement and, in any event, by 12 July 2013, provided that the Purchaser shall not be deemed to be in breach of its obligations under this sub-clause 3.3(A) if such breach results from a breach by any of the Sellers of their obligations under sub-clause 3.4;

(B)	offer any disposals, conditions, obligations, terms or undertakings that may be required as a basis for CADE to give its approval of the transactions contemplated by this Agreement, provided that the Purchaser shall only be required to offer any disposals, conditions, obligations, terms or undertakings (i) in relation to any assets of the Nokia Group and/or the Group that are located in Brazil (including, for the avoidance of doubt and without limitation, any shares or other interests in any entity incorporated in Brazil) to the extent related to the business of the Group; and (ii) in the nature of any vertical agreements or arrangements (including, without limitation, licences) that are necessary to be put in place by the Nokia Group and/or the Group so as to ensure that the Brazilian business of the Group can operate on a stand-alone basis; provided, however, that with respect to sub-clause 3.3(B)(ii), the Nokia Group and/or the Group shall not be required to enter into any agreements or arrangements that require the Nokia Group and/or the Group to provide third parties with the right to use or practice the Nokia Group and/or the Group’s intellectual property outside of Brazil;

(C)	subject to appropriate confidentiality safeguards, promptly notify the Sellers of any material communication (whether written or oral) from CADE in relation to the transactions contemplated by this Agreement;

(D)	give the Sellers reasonable notice of and reasonable opportunity to participate in all meetings and telephone calls with CADE (except where CADE requests that the Sellers should not participate in all or part of the meeting or the telephone call), other than in relation to purely administrative matters; and

(E)	provide the Sellers with drafts of all written communications intended to be sent to CADE (excluding any information which is confidential to the Purchaser), give the Sellers a reasonable opportunity to comment on them and take into account (acting reasonably and in good faith) any comments the Sellers may make and provide the Sellers with final copies of all such communications (excluding information which is confidential to the Purchaser), other than in relation to purely administrative matters.

3.4	The Sellers shall promptly provide to the Purchaser all assistance, information and documentation (excluding any information which is protected by a confidentiality undertaking with a third party and otherwise, subject to appropriate confidentiality safeguards being given to the Sellers by the Purchaser) that is reasonably necessary in connection with any notification or submission to, or request from, CADE and that the Sellers are reasonably able to provide to help the Purchaser to achieve the fulfillment of the condition set out in sub-clause 3.1(A).

3.5	Without prejudice to sub-clause 3.3, the Purchaser shall notify the Sellers in writing of the satisfaction of the condition set out in sub-clause 3.1(A) as soon as reasonably practicable and, in any event, within one Business Day of the Purchaser having become aware of the satisfaction of such condition. The Sellers shall notify the Purchaser by way of e-mail to Jaakko Sulander (jaakko.sulander@nokia.com), Michael Daly (michael.daly@nokia.com) and Riikka Tieaho (riikka.tieaho@nokia.com), Scott Petepiece (scott.petepiece@shearman.com) and Jeremy Kutner (jeremy.kutner@shearman.com) of the satisfaction of the condition set out in sub-clause 3.1(B) as soon as reasonably practicable following its satisfaction and, in any event, by 4 a.m. Central European Time on 1 July 2013.

3.6	The Purchaser may, in its sole discretion, waive in writing the condition set out in sub-clause 3.1(A); provided that notwithstanding any other provision in this Agreement, under no circumstances shall the Purchaser be required to waive such condition.

3.7	In the event the condition set out in sub-clause 3.1(B) is not satisfied by 4 a.m. Central European Time on 1 July 2013 (or such other time as Siemens (Karl-Heinz Seibert) and Nokia Corporation (Michael Daly) may agree in writing (including by way of e-mail)), this Agreement shall automatically terminate. In the event the condition set out in sub-clause 3.1(A) is not fulfilled or waived in accordance with sub-clause 3.6 by the Long Stop Date, each of the Sellers and the Purchaser may terminate this Agreement by written notice to the other.

3.8	In the event of the termination of this Agreement under sub-clause 3.7, and without limiting any rights to claim for damages, the obligations of the parties under this Agreement shall end (except for the provisions of clauses 1, 5.9, 13, 14, 16 and 18 to 28 (inclusive), which shall survive any termination of this Agreement) but (for the avoidance of doubt) all rights, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Consideration

4.1

The total consideration for the sale of the Shares and the CP Shares shall be the payment by or on behalf of the Purchaser of the sum of €1,700,000,000 (in words: one billion seven hundred million Euros) (the “Consideration”) to be paid and satisfied by the payment of €1,200,000,000 (in words: one billion two hundred million Euros) in cash by the Purchaser to Siemens and Siemens International in the proportion set out below and the issue of the Loan Note Instrument by the Purchaser (guaranteed by Nokia Corporation) to Siemens International, in each case, in accordance with clause 5 (Completion) and the relevant provisions of Schedule 2 (Completion Arrangements). The Consideration (and any other payments to be made under this Agreement) shall be paid and satisfied in full without and free and clear of any adjustments, set-off, deductions, restrictions, conditions or withholdings of whatsoever nature. For the avoidance of doubt, nothing in this clause 4 shall prejudice any rights to any interest that may arise under the Loan Note Instrument. The Consideration shall be allocated between the Sellers as follows: €986,019,715 (in words: nine hundred and eighty six million nineteen thousand seven hundred and fifteen

Euros) (in cash) to Siemens and €213,980,285 (in words: two hundred and thirteen million nine hundred and eighty thousand two hundred and eighty five Euros) (in cash), together with €500,000,000 (in words: five hundred million Euros) of Notes (as defined in the Loan Note Instrument) under the Loan Note Instrument, to Siemens International.

4.2	Any payment made under this Agreement between the parties shall be treated (so far as possible) as an adjustment to the Consideration and any such adjustment shall be made pro rata between Siemens and Siemens International.

5.	Completion

5.1	Completion shall take place at 2 p.m. Central European Time on the Completion Date at the offices of De Brauw Blackstone Westbroek N.V. at Claude Debussylaan 80, 1082 MD Amsterdam, the Netherlands or at such other time and place as the parties may agree.

5.2	At or immediately prior to Completion, the Sellers shall do those things listed in Part A (Sellers’ Obligations) and Part C (Joint Obligations) of Schedule 2 (Completion Arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s Obligations) and Part C (Joint Obligations) of Schedule 2 (Completion Arrangements). Completion shall take place in accordance with Part D (General) of Schedule 2 (Completion Arrangements).

5.3	Neither the Purchaser nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares or the CP Shares unless the sale and purchase of all of the Shares and the CP Shares is completed simultaneously.

5.4	If the respective obligations of the Sellers and the Purchaser under sub-clause 5.2 and Schedule 2 (Completion Arrangements) are not complied with on the Completion Date, the Purchaser or, as the case may be, the Sellers may:

(A)	defer Completion (so that the provisions of this clause 5 shall apply to Completion as so deferred);

(B)	proceed to Completion so far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the Sellers or, as the case may be, the Purchaser.

5.5	In the event of the termination of this Agreement under sub-clause 5.4, and without limiting any rights to claim for damages, the obligations of the parties under this Agreement shall end (except for the provisions of clauses and sub-clauses 1, 5.9, 13, 14, 16 and 18 to 28 (inclusive), which shall survive any termination of this Agreement) but (for the avoidance of doubt) all rights, obligations and liabilities of the parties which have accrued before termination shall continue to exist.

5.6	The parties hereby instruct the Notary De Brauw and the Notary Houthoff to take such steps as are set out in Schedule 2 (Completion Arrangements), paragraphs 7 and 8.

5.7	Payment or satisfaction by or on behalf of the Purchaser (and receipt by the Sellers) of the Consideration in accordance with sub-clause 4.1 shall constitute payment of the full consideration for the Shares and the CP Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and purchase). For the avoidance of doubt, nothing in this sub-clause 5.7 shall prejudice any rights or obligations under the Loan Note Instrument.

5.8	Within five Business Days following Completion, the parties shall (and, in the case of the Purchaser, shall procure that the Company shall) send a letter to the relevant arbitral tribunal requesting the Noednett Consent Award to be given (and, for the avoidance of doubt, append to that letter a copy of the Noednett Consent Award for signature by the relevant arbitrators).

5.9	For the avoidance of doubt, in the event of the termination of this Agreement under sub-clause 3.7 or sub-clause 5.4, the Noednett Claim will continue on the same basis as prior to the execution of this Agreement.

6.	Sellers’ Warranties

6.1	Subject to clause 8 (Purchaser’s remedies and Sellers’ limitations on liability), each of the Sellers warrants to the Purchaser that each of the Warranties is true and accurate in all respects at the date of this Agreement and, except for any part of the Warranties that are qualified by reference to the Sellers’ awareness, shall be true and accurate in all respects as at Completion as if repeated immediately before Completion.

6.2	Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties, and acknowledges that none of the Sellers, any member of the Sellers’ Group, any member of the Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

6.3	The Sellers shall pay, and shall hold and keep the Purchaser (for itself and as trustee for other members of the Nokia Group) indemnified on an after-Tax basis from, any Tax payable by the Purchaser or any other member of the Nokia Group (whether by way of withholding or otherwise) in connection with any income, profits or gains arising or deemed to arise to any Seller or any other member of the Sellers’ Group in connection with (a) the sale of the Shares or the CP Shares pursuant to this Agreement, or (b) the indirect transfer of any interest in any other member of the Group by reason of any such sale pursuant to this Agreement. The provisions of clause 5 (Resistance of Claims) of the Tax Deed shall apply for the purposes of this sub-clause 6.3 as if any Tax that is contemplated by this sub-clause 6.3 and payable by the Purchaser or any other member of the Nokia Group were a Tax Liability (as defined in the Tax Deed) and as if the same provisions were incorporated herein with all appropriate consequential amendments being made.

7.	Purchaser and Nokia Corporation’s warranties, confirmations and undertakings

7.1	Each of the Purchaser and Nokia Corporation warrants to each of the Sellers that the following are true and accurate in all respects as at the date of this Agreement and shall be true and accurate in all respects as at Completion as if repeated immediately before Completion:

(A)	except as set out in sub-clause 3.1(A), each of the Purchaser and Nokia Corporation has obtained all corporate authorisations (whether required under applicable law, its articles of association or equivalent constitutional document or otherwise) to empower it to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party;

(B)	the execution, delivery and performance of this Agreement and each of the other Share Purchase Documents to which the Purchaser and/or Nokia Corporation is, or will on the Completion Date be, party by the Purchaser and/or Nokia Corporation do not and will not require any consent, approval, authorisation or other order of, action by, filing with or notification to, any Governmental Authority, except as set out in sub-clause 3.1(A), except (i) where failure to obtain such consent, approval, authorisation or action, or to make any such filing or notification, would not have a material and adverse effect on the ability of the Purchaser or Nokia Corporation to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or any other Share Purchase Document to which the Purchaser or Nokia Corporation is party or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Sellers or any other member of the Sellers’ Group; and

(C)	assuming the making and obtaining of all filings, notifications, consents, approvals, authorisations and other actions referred to in sub-clause 3.1(A), and except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement and each of the other Share Purchase Documents to which the Purchaser and/or Nokia Corporation is, or will on the Completion Date be, party by the Purchaser and/or Nokia Corporation do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organisational documents) of the Purchaser or Nokia Corporation, as the case may be, (b) conflict with or violate any law or order of a Governmental Authority applicable to the Purchaser or Nokia Corporation, as the case may be, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, permit, franchise or other instrument or arrangement to which any member of the Nokia Group is a party.

7.2	The Purchaser undertakes:

(A)	to use all reasonable endeavours to procure the release of each of the Sellers and/or any other members of the Sellers’ Group from any guarantees, indemnities, letters of comfort and/or counter indemnities given to any third parties by any of the Sellers or any other member of the Sellers’ Group in relation to the business of the Group and which are set out in Schedule 12 (Guarantees) or which are notified by either or both of the Sellers from time to time, whether before, on or after Completion (a “Target Guarantee”), in the case of those Target Guarantees set out in Schedule 12 (Guarantees), as soon as reasonably practicable following Completion, and, in the case of those Target Guarantees notified by either or both of the Sellers from time to time, whether before, on or after Completion, as soon as reasonably practicable following such notification, but, in any event, not before Completion;

(B)	in the case of any and all Target Guarantees that have not been released by Completion, to hold and keep each of the Sellers, for itself and as trustee for other members of the Sellers’ Group, indemnified on an after-Tax basis from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by such Seller or any member of the Sellers’ Group in relation to or arising out of any and all such Target Guarantees following Completion; and

(C)	not to, and to procure that no other person shall, amend the terms of any Target Guarantee (or the terms of any contract to which such Target Guarantee relates) in any way which would adversely affect the interests of any member of the Sellers’ Group.

7.3	The following confirmations and undertakings set out in this sub-clause 7.3 are given by the Purchaser to each of the Sellers and shall apply and remain in force at all times on and from the date of this Agreement until the end of the Certain Funds Period:

(A)	The Purchaser has provided the Sellers and their legal advisers with a true redacted copy of each of the Acquisition Facility Agreements which in each case conforms to the original. The Purchaser warrants that (i) the only terms and conditions which have been redacted in such copies are those which are not in any way pertaining to the availability of a Certain Funds Utilisation, and (ii) except for the Acquisition Facility Agreements, no Acquisition Finance Document or other agreement contains any terms or conditions which would reasonably be expected to adversely impact the availability of a Certain Funds Utilisation under any of the Acquisition Facility Agreements.

(B)	The entry into the Acquisition Finance Documents does not materially breach any term or condition of the Purchaser’s existing financing arrangements or the financing arrangements of any other member of the Nokia Group.

(C)	The obligations of the parties under each of the Acquisition Facility Agreements are legally binding, valid and enforceable subject, as regards enforceability as against any party which is not a member of the Nokia Group, to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ generally.

(D)	The Purchaser shall not, and shall ensure that no other member of the Nokia Group shall:

(i)	after the time of signing of this Agreement, designate any document as an Acquisition Finance Document without the Sellers’ prior written consent if such document would reasonably be expected to adversely impact the availability of a Certain Funds Utilisation under any of the Acquisition Facility Agreements;

(ii)	amend, vary, waive, supplement, replace, novate, supersede or terminate any term of the Acquisition Finance Documents without the Sellers’ prior written consent if such proposed action would reasonably be expected to adversely impact the availability of a Certain Funds Utilisation under any of the Acquisition Facility Agreements;

(iii)	rescind, terminate or cancel any of the Acquisition Facility Agreements or cancel any of the Commitments in whole or in part unless, prior to any such rescission, termination or cancellation, either (a) the Purchaser has deposited a sum in euro equal to the aggregate principal amount of the Commitments proposed to be cancelled by virtue of such rescission, termination or cancellation into an interest bearing deposit account in the name of Siemens or Siemens International with an escrow agent approved by the Sellers in writing (acting reasonably), to be held by the escrow agent on terms acceptable to the Sellers and the Purchaser (each acting reasonably), or (b) a letter of credit or other bank guarantee instrument having a face amount in euro equal to the aggregate principal amount of the Commitments proposed to be cancelled by virtue of such rescission, termination or cancellation, on terms approved by the Sellers in writing (acting reasonably), has been issued in favour of the Sellers by a bank or financial institution which has a rating for its short term debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investor Services Limited;

(iv)	voluntarily prepay any loan outstanding under the Acquisition Facility Agreements; or

(v)	take any action or omit to take any action which would reasonably be expected to prevent the full amount required to satisfy the Cash Consideration being available for drawdown under the Acquisition Facility Agreements.

(E)	The Purchaser shall, and shall ensure each other member of the Nokia Group shall:

(i)	comply with the Facility B1 Certain Funds Representations and Facility B1 Certain Funds Undertakings in, and clause 22.1 (Non-payment) of, the Acquisition Facility B1 Agreement;

(ii)	comply with the Facility B2 Certain Funds Representations and Facility B2 Certain Funds Undertakings in, and clause 22.1 (Non-payment) of, the Acquisition Facility B2 Agreement;

(iii)	comply with the Facility B3 Certain Funds Representations and Facility B3 Certain Funds Undertakings in, and clause 23.1 (Non-payment) of, the Acquisition Facility B3 Agreement; and

(iv)	take all such actions or refrain from taking such actions as may be within its power to satisfy the remaining conditions to drawdown under the Acquisition Facility Agreements.

(F)	Nokia Corporation shall directly own all of the issued shares in the Purchaser.

(G)	The Purchaser hereby confirms that:

(i)	no Facility B1 Certain Funds Drawstop Default is outstanding or would result from a utilisation of the Acquisition Facility B1 and that no breach of a Facility B1 Certain Funds Representation or Facility B1 Certain Funds Undertaking is outstanding or would result from a utilisation of the Acquisition Facility B1;

(ii)	no Facility B2 Certain Funds Drawstop Default is outstanding or would result from a utilisation of the Acquisition Facility B2 and that no breach of a Facility B2 Certain Funds Representation or Facility B2 Certain Funds Undertaking is outstanding or would result from a utilisation of the Acquisition Facility B2;

(iii)	no Facility B3 Certain Funds Drawstop Default is outstanding or would result from a utilisation of the Acquisition Facility B3 and that no breach of a Facility B3 Certain Funds Representation or Facility B3 Certain Funds Undertaking is outstanding or would result from a utilisation of the Acquisition Facility B3;

(iv)	it is not, and that no other member of the Nokia Group is, aware of any fact, matter, event or circumstance which would reasonably be expected to cause any of the remaining conditions precedent to the making of any Certain Funds Utilisation to be or to become incapable of being satisfied on or prior to the Completion Date or to constitute a breach of any Certain Funds Representation or any Certain Funds Undertaking or to trigger any Certain Funds Drawstop Default (it being understood that for the purposes of this sub-paragraph “awareness” means the knowledge of Mr Jani Relander, after due enquiry of the members of his department, and Mr Jaakko Sulander;

(v)	the condition precedent to drawdown described under paragraph 4(b) and 5(b) of schedule 2 to the Acquisition Facility B1 Agreement (which are the only schedule 2 conditions precedent to drawdown of the Acquisition Facility B1 remaining to be satisfied as at the date of this Agreement) are either in agreed form (in the case of paragraph 4(b)) or within its control to satisfy (in the case of paragraph 5(b)) and will be satisfied on or prior to the Completion Date;

(vi)	the conditions precedent to drawdown described under paragraphs 3(e), 3(f), 4(b) and 5(b) of schedule 2 to the Acquisition Facility B2 Agreement (which are the only schedule 2 conditions precedent to drawdown of the Acquisition Facility B2 remaining to be satisfied as at the date of this Agreement) are either in agreed form (in the case of paragraph 3(e) and 4(b)) or are within its control to satisfy (in the case of paragraphs 3(e), 3(f) and 5(b)) and will be satisfied on or prior to the Completion Date;

(vii)	the condition precedent to drawdown described under paragraph 5(b) of schedule 2 to the Acquisition Facility B3 Agreement (which is the only schedule 2 condition precedent to drawdown of the Acquisition Facility B3 remaining to be satisfied as at the date of this Agreement) is within its control to satisfy and will be satisfied on or prior to the Completion Date;

(viii)	neither it nor any member of the Nokia Group has any consent rights with respect to any transfers by way of novation or assignments by any Lender under the Acquisition Facility Agreements;

(ix)	it shall or shall ensure that the relevant members of the Nokia Group deliver the Utilisation Requests in accordance with the applicable Acquisition Facility Agreements such that sufficient funds would be available to pay an amount equal to the Cash Consideration on the Completion Date; and

(x)

it is satisfied that none of the events or circumstances described in (a) clauses 22.6 (Insolvency) to 22.8 (Insolvency proceedings) (inclusive) of the Acquisition Facility B1 Agreement, (b) clauses 22.6 (Insolvency) to 22.8 (Insolvency proceedings) (inclusive) of the Acquisition Facility B2

Agreement, or (c) clauses 22.6 (Insolvency) to 22.8 (Insolvency proceedings) (inclusive) of the Acquisition Facility B3 Agreement, will occur during the Certain Funds Period.

(H)	To the extent it is legally able and to the extent within its control, the Purchaser shall not take or omit to take or permit any other person to take or omit to take any action which:

(i)	would or might render it unlawful in any applicable jurisdiction for any Lender or other Finance Party to perform any of its obligations under the Acquisition Finance Documents or to fund or maintain its participations in any Certain Funds Utilisation;

(ii)	would or might render it unlawful for any Obligor (as defined in the Acquisition Facility Agreements) to exercise its rights or perform any of its obligations under the Acquisition Finance Documents; or

(iii)	would or might allow a Finance Party to take any of the actions set out in (a) clause 4.4(b)(i)-(v) (inclusive) of the Acquisition Facility B1 Agreement, (b) clause 4.4(b)(i)-(v) (inclusive) of the Acquisition Facility B2 Agreement or (c) clause 4.4(b)(i)-(v) (inclusive) of the Acquisition Facility B2 Agreement.

For the avoidance of doubt, nothing in this sub-clause 7.3 shall require the Purchaser to waive any conditions to Completion included in this Agreement.

8.	Purchaser’s remedies and Sellers’ limitations on liability

8.1	The aggregate liability of the Sellers under this Agreement in respect of any and all breaches of the Warranties shall not in any event exceed an amount equal to the amount of the Consideration. No claim for breach of any of the Warranties shall be made after the date falling 18 months following the Completion Date.

8.2	After Completion, if the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this Agreement, it shall not be entitled to terminate or rescind this Agreement.

8.3	Neither of the Sellers shall be liable to make any payment under this Agreement nor shall the Purchaser exercise any right of (i) set-off or (ii) counterclaim in relation to a matter (other than arising out of this Agreement), or otherwise withhold payment of any sums stated to be payable by the Purchaser to the Sellers hereunder, in either case, unless and until the liability of such Seller under this Agreement has been agreed or adjudged payable in legal or arbitration proceedings (it being understood by the parties that nothing in this sub-clause 8.3 shall preclude the Purchaser from exercising any right of counterclaim against the Sellers to the extent the claim to which such counterclaim is made (and such counterclaim) is unrelated to this Agreement).

9.	Nokia Corporation Guarantee

9.1	In consideration of the entry into this Agreement by the Sellers, Nokia Corporation hereby guarantees on demand the due and punctual performance by the Purchaser of all of the Purchaser’s obligations under this Agreement.

9.2	If any amount payable under this Agreement is not paid in full by the Purchaser on the due date for payment, Nokia Corporation shall (subject to the provisions of this clause 9) immediately pay to the relevant Seller(s) after the receipt by Nokia Corporation of a demand substantially complying with the requirements of clause 9.5, the amount so payable.

9.3	Nokia Corporation agrees with each of the Sellers that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Seller immediately on demand and on an after-Tax basis against any cost, loss or liability it incurs as a result of the Purchaser not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement on the date when it would have been due.

9.4	Any amounts due hereunder will be paid whether or not the Purchaser disputes the truth or accuracy of any statement given pursuant to sub-clause 9.5(C).

9.5	Every demand pursuant to this clause 9 shall:

(A)	be in writing;

(B)	be signed by or on behalf of the relevant Seller(s);

(C)	provide sufficient details of the amount and nature of the demand; and

(D)	give full details of the bank account in the name of the relevant Seller(s) to which the sum so demanded is to be paid by Nokia Corporation.

9.6	Payment of any demand complying with the requirements of this clause 9 shall be made by Nokia Corporation in Euro to such bank account as the relevant Seller(s) shall specify pursuant to clause 9.5.

9.7	Nokia Corporation may rely on any demand or other document or information believed by it to be genuine and correct and to have been signed or communicated by the person by whom it purports to be signed or communicated and Nokia Corporation shall not be liable for the consequences of such reliance and shall have no obligation to verify that the facts or matters stated therein are true and correct.

9.8	Payment by Nokia Corporation of a claim made in accordance with this clause 9 shall be deemed a valid payment for all purposes of this clause 9 and shall discharge Nokia Corporation and the Purchaser from their liability hereunder to the extent of such payment and Nokia Corporation shall not be concerned to see to the application of any such payment.

9.9	The guarantee under this clause 9 may be enforced by the relevant Seller(s) for the payment of any amount due and owing to it or them (or any other member of the Sellers’ Group), as the case may be, at any time after the Purchaser has failed to pay the same without the relevant Seller(s) first taking any proceedings against the Purchaser.

9.10	This guarantee under this clause 9 is a continuing guarantee and Nokia Corporation acknowledges and undertakes that, subject to the express terms of this clause 9 and this Agreement, none of its liabilities under this clause 9 shall be reduced, discharged or otherwise adversely affected by:

(A)	any time, indulgence, concession, waiver or consent at any time given to the Purchaser, Nokia Corporation or any other person;

(B)	any amendment to any other provision of this Agreement;

(C)	the enforcement or absence of enforcement of this Agreement or of any security or other guarantee;

(D)	the taking, existence or release of any security or other guarantee;

(E)	the winding-up, merger or other change of status of the Purchaser, Nokia Corporation or any other person;

(F)	the illegality, invalidity or unenforceability of any provision of this Agreement or any of the Purchaser’s or Nokia Corporation’s obligations; or

(G)	any other matter or thing which, but for this sub-clause 9.10, may exonerate the Purchaser or Nokia Corporation.

9.11	Until all amounts which may be or become payable by Nokia Corporation under or in connection with this Agreement have been irrevocably paid in full, Nokia Corporation will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or by reason of any amount being payable, or liability arising, under this clause 9:

(A)	to be indemnified by the Purchaser;

(B)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the relevant Seller(s) under this Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement;

(C)	to bring legal or other proceedings for an order requiring the Purchaser to make any payment, or perform any obligation, in respect of which Nokia Corporation has given a guarantee, undertaking or indemnity under this clause 9;

(D)	to exercise any right of set-off against the Purchaser; and/or

(E)	to claim or prove as a creditor of the Purchaser in competition with the Sellers.

If Nokia Corporation receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Sellers by the Purchaser under or in connection with this Agreement to be repaid in full on trust for the Sellers and shall promptly pay or transfer the same to the Sellers.

9.12	All payments to be made by Nokia Corporation hereunder to a Seller shall be made in full without set-off or counterclaim in relation to a separate matter and free and clear of and without any deduction whatsoever except to the extent required by law.

9.13	The guarantee in this clause 9 is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by or for the benefit of any of the Sellers.

9.14	If any discharge, release or arrangement (whether in respect of the obligations of the Purchaser or the guarantee under this clause 9 or any security for those obligations or otherwise) is made by any of the Sellers in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Nokia Corporation under this clause 9 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

10.	Siemens Designation

10.1	The Purchaser acknowledges and agrees that nothing in this Agreement shall transfer or licence, or shall operate as an agreement to transfer or licence, any right, title or interest in or to the Siemens Designation or any associated logo or device which the members of the Sellers’ Group own, or any similar name or mark. Following Completion, the Purchaser shall not, and shall procure that no other member of the Nokia Group shall, hold itself out as being part of or in any way connected with the Sellers’ Group.

10.2	Except as explicitly provided for in Clause 13 of the Trade Marks Agreement between Siemens, Nokia Corporation, the Purchaser and the Company dated 3 April 2007 (the “Trade Marks Agreement”) the Purchaser shall and shall procure that all members of the Nokia Group shall refrain from using and, if used prior to the Completion Date, cease to use and remove, any Siemens Designation as commercial designation, as part of a logo, as Name Affix, as trademark, as domain or otherwise in any communication (print or electronic), including internet websites, emails, any material (including business papers and marketing material), in connection with services and on or in connection with products (including software).

10.3	The Purchaser shall procure that the Company and each member of the Nokia Group shall comply with the obligations set forth in Clauses 13.3 to 13.5 (inclusive) and 13.8 of the Trade Marks Agreement.

10.4	Notwithstanding the foregoing, the Company and its subsidiaries and subsidiary undertakings shall be entitled to use the acronym “NSN” in connection with its company name and in connection with any new trademark not including any Siemens Designation under the following conditions:

(A)	the acronym “NSN” shall be combined with a descriptive element within the company name (such as, for example, NSN Networks), or

(B)	the acronym “NSN” shall be an abbreviation of the official long form company name, which shall contain at least three (3) words starting with the letters “N”, “S” and “N”, whereby the word starting with the letter “S” shall not contain a Siemens Designation, and shall be used in combination with such company name.

It is further agreed that, the Company’s corporate design shall be sufficiently different from Siemens’ corporate design not to cause any confusion with the Siemens’ corporate design. For the avoidance of doubt, the Company shall be entitled to continue to use its existing corporate design.

Each of the Sellers agrees that neither it nor any of its holding companies, subsidiaries or subsidiary undertakings (together the “Affiliates”) shall use “NSN” or any trademark including “NSN” in connection with any goods or services in the field of communications infrastructure equipment anywhere in the world, and neither it nor any of its Affiliates shall register or file an application to register the trademark “NSN” or any trademark including “NSN” for such goods and services anywhere in the world. Each of the Sellers further agrees that neither it nor any of its Affiliates shall oppose any registration or application to register, by any member of the Nokia Group, the trademark “NSN” or any trademark including “NSN” anywhere in the world, provided that, for the avoidance of doubt, it is only the Company and its subsidiaries and subsidiary undertakings that are entitled to use the acronym “NSN” in accordance with the first paragraph of this sub-clause 10.4.

10.5

Siemens shall have a right to verify if the Company and the members of the Nokia Group have complied and are complying with their obligations set forth in or referenced in this clause 10, in particular with respect to products (including software) of the Company, its subsidiaries and subsidiary undertakings and any other members of the Nokia Group, signs in or on buildings as well as any material. The Purchaser shall procure that for a period of 3 years from the Completion Date, Siemens, its professional advisors and other representatives will be granted all reasonable access to the buildings, premises and other facilities of the Company for such purpose during normal Working Hours, provided no less than 2 Business Days’ notice of such visit has been given and any such visitors and the location of such visit are identified in writing by a representative of the Sellers’ Group and subject to Siemens giving such undertaking as to confidentiality as the Purchaser shall reasonably require. Any knowledge gained during such visits is to be kept confidential and is only to be used to review (and, if relevant, to enforce) compliance of the Company, its subsidiaries and subsidiary undertakings and any other member of the Nokia Group with its obligations set forth in this clause 10.

10.6	The Purchaser shall indemnify and hold Siemens (on its behalf and on behalf of any and all other members of the Sellers’ Group) harmless on an after-Tax basis from and against all (including any past, present or future, contingent, known or unknown) claims, suits, lawsuits, damages, costs, expenses and liabilities directly or indirectly arising out of or relating to, whether directly or indirectly, the Purchaser’s (or any other members of the Nokia Group’s) or the Company’s (or any of its subsidiaries’ or subsidiary undertakings’) (i) use of any Siemens Designation or (ii) the manufacture, engineering, marketing, sale, distribution, advertisement or importation of products (including software), material or services bearing any Siemens Designation or being provided under any Siemens Designation including, but not limited to third party claims according to section 4 of the German Product Liability Code (Produkthaftungsgesetz) and similar claims in other jurisdictions.

11.	Access

11.1	The Purchaser shall (and shall procure that each other member of the Nokia Group shall) make available to the Sellers any Books or Records (to the extent relating to statutory and/or corporate books and/or other accounting records) of the Company and of any of its subsidiaries and of any of its subsidiary undertakings (and, if different, of the business of the Company and of any of its subsidiaries and of any of its subsidiary undertakings as at the date of this Agreement) which are required by any Seller (or any other member of the Sellers’ Group) for the purposes of dealing with its (or their) Tax and accounting affairs and, accordingly, the Purchaser shall, upon being given reasonable notice by such Seller, and subject to such Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to such Seller for inspection (during Working Hours) and copying (at the cost of such Seller), for and only to the extent necessary for such purposes for a period of ten years from Completion.

11.2

The Purchaser shall (and shall procure that each other member of the Nokia Group shall) make available to the Sellers any Books or Records of, and/or any personnel and/or advisers of, the Company and of any of its subsidiaries and of any of its subsidiary undertakings (and, if different, of the business of the Company and of any of its subsidiaries and of any of its subsidiary undertakings as at the date of this Agreement) which are required by any Seller (or any other member of the Sellers’ Group) for the purposes of any settlement reached and/or proposed to be reached with the United States Securities and Exchange Commission, the World Bank and/or any former employees of any member of the Sellers’ Group, and, accordingly, the Purchaser shall, upon being given reasonable notice by such Seller, and subject to such Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, use commercially reasonable efforts to ensure that such Books and Records and/or personnel and/or advisers are made available to such Seller (during Working Hours) and, in the case of any Books and Records, inspection and copying (at the cost of such Seller), for and only to the extent necessary for such purposes for a period of five years from Completion.

11.3	In the event that the Sellers (or any other member of the Sellers’ Group) require access to any Books and Records of any member of the Group (or, if different, of the business of the Group) other than as provided for in sub-clauses 11.1 and 11.2, the Sellers and the Purchaser shall enter into discussions (acting reasonably and in good faith) with a view to agreeing the same.

11.4	Notwithstanding the foregoing, in the event that the Company, its subsidiaries and/or subsidiary undertakings (as relevant) cease(s) to be part of the Nokia Group (or any part of the business of the Company, its subsidiaries and/or subsidiary undertakings (as relevant) as at the date of this Agreement cease(s) to be contained within the Nokia Group), the Purchaser shall not be liable for failing to comply with its obligations under this clause 11, provided that it has used reasonable endeavours to procure compliance with such obligations.

12.	Effect of Completion

12.1	Any provision of this Agreement and any other documents referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

13.	Remedies and waivers

13.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

13.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not unless otherwise expressly stated preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.	Assignment

14.1	None of the parties shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or any of the other Share Purchase Documents to which it is a party (together with any causes of action arising in connection with any of them); provided, however, that each party may assign any or all of its rights (but not its obligations) under this Agreement (or any of the other Share Purchase Documents) to another member of the Sellers’ Group or the Nokia Group, as the case may be, for so long as that company remains a member of the Sellers’ Group or the Nokia Group, as the case may be and provided further that no assignee shall be entitled to receive under this Agreement any amount that is greater than that to which the assigning party would have been entitled. Such assignor shall procure that such assignee assigns any rights assigned to it in accordance with this clause 14 back to the assignor or another member of the Sellers’ Group or the Nokia Group, as the case may be, immediately before it ceases to be a member of the Sellers’ Group or the Nokia Group, as the case may be.

14.2	None of the parties shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or any of the other Share Purchase Documents to which it is a party.

15.	Further assurance

Insofar as they are able to do so after Completion, the Sellers shall, on being requested to do so by the Purchaser, do or procure the doing of all acts and/or execute or procure the execution of all documents as the Purchaser may reasonably consider necessary for vesting the Shares and the CP Shares in the Purchaser in accordance with the terms of this Agreement.

16.	Joint and Several Liability

16.1	The obligations of the Sellers under this Agreement shall be joint and several.

16.2	The Purchaser may release, or compromise the liability of, any of the Sellers, or grant time or other indulgence to any of the Sellers, without releasing or reducing the liability of the other Seller. Where a liability of one but not both the Sellers under any obligation which is joint and several is released or compromised, the remaining Seller shall continue to be severally and shall together be jointly liable on that obligation.

17.	Entire agreement

17.1	The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and the CP Shares and other matters referred to therein.

17.2	Except in the case of fraud, each party acknowledges that in entering into the Share Purchase Documents it is not relying upon any pre-contractual statement which is not expressly repeated in the Share Purchase Documents.

17.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the other Share Purchase Documents.

17.4	For the purposes of this clause 17, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

17.5	This Agreement may only be varied in writing signed by each of the parties.

18.	Notices

18.1	A notice under this Agreement shall only be effective if it is in writing and signed by the relevant party. Notices may be sent by way of fax or e-mail, but a fax or e-mail in and of itself, with no inclusion or attachment of a signed written document, will not constitute a notice for the purposes of this Agreement.

18.2	Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

The Sellers

Address: Wittelsbacherplatz 2, 80333, Muenchen, Germany

Facsimile Number: +49 (89) 636 55002

E-mail address: karl-heinz.seibert@siemens.com

For the attention of: Karl-Heinz Seibert

With a copy to:

Address: St.-Martin-Str. 76, 81541 Muenchen, Germany

Facsimile Number: +49 (89) 636-32568

E-mail address: karin.flesch@siemens.com

For the attention of: Karin Flesch

With a copy to:

Address: Werner-von-Siemens-Straße 50, 91052 Erlangen, Germany

Facsimile Number: +49 (9131) 7-27783

E-mail address: anton.steiger@siemens.com

For the attention of: Anton Steiger

Nokia Corporation and the Purchaser

Address: PO Box 226, FIN-00045, Nokia Group

Facsimile Number: +358 7180 34070 and +358 7180 45742

E-mail address: timo.j.ihamuotila@nokia.com and louise.pentland@nokia.com

For the attention of: Timo Ihamuotila and Louise Pentland

With a copy to:

Address: Shearman & Sterling LLP, Broadgate West, 9 Appold Street, London, EC2A 2AP United Kingdom

Facsimile Number: +44 20 7655 5443

E-mail address: jeremy.kutner@shearman.com

For the attention of: Jeremy Kutner

With a copy to:

Address: Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022 USA

Facsimile Number: +212 848 7179

E-mail address: peter,lyons@shearman.com

scott.petepiece@shearman.com

samuel.waxman@shearman.com

For the attention of: Peter Lyons, Scott Petepiece and Samuel Waxman

With a copy to:

Address: Nokia Corporation, Keilalahdentie 2-4, 02150 Espoo, Finland

E-mail address: jaakko.sulander@nokia.com

For the attention of: Jaakko Sulander

Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 18. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

18.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by facsimile or e-mail, when sent.

18.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

18.5	The provisions of this clause 18 shall not apply in relation to the service of Service Documents.

19.	Announcements

19.1	No announcement concerning the sale of the Shares or the CP Shares or any ancillary matter shall be made by any party without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed. This sub-clause 19.1 does not apply in the circumstances described in sub-clause 19.2.

19.2	A party may, after consultation with the other parties to the extent reasonably possible, make an announcement concerning the sale of the Shares or the CP Shares or any ancillary matter if required by:

(A)	law; or

(B)	any securities exchange or regulatory or Governmental Authority or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law.

19.3	The restrictions contained in this clause 19 shall continue to apply after Completion or the termination of this Agreement without limit in time.

20.	Confidentiality

20.1	Each party shall (and the Purchaser shall procure that the Company shall) treat as confidential all information obtained as a result of entering into or performing any of the Share Purchase Documents which relates to:

(A)	the provisions of any of the Share Purchase Documents;

(B)	the negotiations relating to any of the Share Purchase Documents;

(C)	the subject matter of any of the Share Purchase Documents; or

(D)	any other party,

and the Purchaser and Nokia Corporation shall (and shall procure that the Company shall) also treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to any member of the Sellers’ Group.

20.2	Subject to sub-clause 20.3, neither of the Sellers shall, from Completion, without the prior written consent of the other parties, divulge, or permit its employees, agents, advisers or contractors to divulge, to any person (other than persons to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties):

(A)	any information which it may have or may have acquired prior to Completion (whether before or after the date of this Agreement) to the extent relating to the business, assets or affairs of the Company and/or any customers or clients of, or suppliers to, the business of the Company (in their capacity as customers or clients of, or suppliers to, the business of the Company only (and not also in their capacity as customers or clients of, or suppliers to, the business of any member of the Sellers’ Group), or otherwise (and to the extent) relating to the Company; and

(B)	any information which, in consequence of a party being involved in the business of the Company or the Company in any manner whatsoever (including, without limitation, as a shareholder or as a director) or performing or exercising its rights and obligations under the Shareholders’ Agreement, any of the Sellers may have acquired prior to Completion (whether before or after the date of this Agreement) to the extent relating to the customers or clients (in their capacity as customers or clients of the Company only (and not also in their capacity as customers or clients of any member of the Sellers’ Group) or the business, assets or affairs of Nokia Corporation, the Purchaser or the Company.

20.3	Notwithstanding the other provisions of this clause 20, a party may disclose any such confidential information:

(A)	to any of its employees, agents, consultants and contractors, to any other member of the Sellers’ Group or, as the case may be, the Nokia Group and to any employees, agents, consultants or contractors of any such member, in each case, on a need-to-know and confidential basis;

(B)	to the extent required by law or for the purpose of any judicial proceedings;

(C)	to the extent required by any securities exchange or Government Authority or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(D)	to the extent required for the purposes of any arbitration pursuant to clause 26;

(E)	to the extent required to vest the full benefit of any of the Share Purchase Documents in that party;

(F)	to its professional advisers, auditors, debt financing sources and bankers provided they have a duty to keep such information confidential;

(G)	to the extent the information has come into the public domain through no fault of that party; or

(H)	to the extent the other parties have given prior written consent to the disclosure.

Any information to be disclosed pursuant to sub-clause 20.3(B) or sub-clause 20.3(C) shall be disclosed only after consultation with the other parties to the extent reasonably possible.

20.4	The restrictions contained in this clause 20 shall continue to apply after Completion or the termination of this Agreement without limit in time.

21.	Costs and expenses

21.1	Except as otherwise stated in this Agreement or the other Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the CP Shares and the preparation, execution and carrying into effect of this Agreement, the other Share Purchase Documents and all other documents referred to in this Agreement.

21.2	Notwithstanding sub-clause 21.1, the Purchaser shall bear the costs and expenses of the notaries and any transfer taxes relating to Completion.

22.	Counterparts

22.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

22.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.	Invalidity

23.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

24.	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

25.	Choice of governing law

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

26.	Jurisdiction

26.1	Any dispute (whether contractual or non-contractual) arising out of or in connection with this Agreement shall be finally settled in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (“ICC”). Insofar as any provision contained in the Rules is incompatible with applicable English law, that provision or relevant part of that provision is to be excluded.

26.2	The tribunal shall consist of three arbitrators. Each of Siemens and the Purchaser shall appoint one arbitrator for confirmation by the ICC. Such arbitrators shall then agree on a third arbitrator within 30 days of their appointment. Should such arbitrators fail to reach agreement on the third arbitrator within such period, the ICC shall select and appoint the third arbitrator.

26.3	The seat of arbitration shall be London. The language to be used in the arbitration proceedings shall be English.

26.4	Any production of documents shall be limited to the documents on which each party specifically relies in its submission.

26.5	Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if the parties have agreed to consolidation.

26.6	The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other information or documents produced or disclosed by the parties or by witnesses in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

26.7	The arbitrators shall determine how the costs of the arbitral proceedings shall be paid on the basis that the unsuccessful party shall bear all the costs of the arbitral proceedings, except where the arbitrators determine that the conduct of the successful party in respect of the arbitral proceedings was such that the costs should be split between the parties in such proportions as the arbitrators think fit.

27.	Agent for service

27.1	The Purchaser and Nokia Corporation irrevocably appoint Nokia UK Limited of Lancaster House, Lancaster Way, Ermine Business Park, Huntingdon, Cambridgeshire PE29 6YJ to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

27.2	Siemens and Siemens International irrevocably appoints Siemens plc of Siemens House, Oldbury, Bracknell, Berkshire RG12 8FZ to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

27.3	If any such agent at any time ceases for any reason to act as such, the relevant party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, any other party shall be entitled by notice to the first-mentioned relevant party to appoint a replacement agent to act on behalf of the first-mentioned relevant party. The provisions of this clause 27 applying to service on an agent apply equally to service on a replacement agent.

27.4	A copy of any Service Document served on an agent shall be sent by post to the relevant party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

28.	Language

28.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

28.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 28.1(B).

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

Signed by	)

as (an) authorised individual(s) for and on behalf of	)

SIEMENS AG	)

)

)

)

)

Signed by	)

as (an) authorised individual(s) for and on behalf of	)

SIEMENS INTERNATIONAL HOLDING B.V.	)

)

)

)

)

Signed by	)

and	)

as (an) authorised individual(s) for and on behalf of	)

NOKIA CORPORATION	)

)

)

)

Signed by	)

and	)

as (an) authorised individual(s) for and on behalf of	)

NOKIA FINANCE INTERNATIONAL B.V.	)

)

)

)